EXHIBIT 10.5
INDEMNITY AGREEMENT
     This INDEMNITY AGREEMENT (“Agreement”) is entered into effective as of March 19, 2008 (the “Effective Date”) by and between PACIFIC OFFICE PROPERTIES, L.P., a Delaware limited partnership ( “Indemnitor”), and James C. Reynolds, an individual (“Indemnitee”).
RECITALS
     A. Arizona Land Income Corporation and POP Venture, LLC (“POP”) have entered into (i) a Master Formation and Contribution Agreement dated as of October 3, 2006, and (ii) a Contribution Agreement dated as of November 2, 2006 (collectively, as each has been amended, “Transaction Documents”).
     B. The Transaction Documents provide for, among other things, (i) the formation of the Indemnitor, and (ii) the contribution to Indemnitor by those entities identified as “Contributors” on Schedule 1 attached hereto (collectively, the “Members”), as POP’s designee, of all of the Members’ respective membership interests in those entities identified as the “Companies” on Schedule 1 attached hereto, which Companies respectively each indirectly own a fee or leasehold estate in the applicable properties described on Schedule 1 attached hereto (collectively, the “Projects”).
     C. The Projects are encumbered by certain POP Property Indebtedness (as defined in the Transaction Documents). In connection with such POP Property Indebtedness, Indemnitee entered into those certain guaranties and/or indemnities described on Schedule 2 attached hereto (whether one or more, the “Guaranty”) in favor of the lenders of such POP Property Indebtedness (whether one or more, “Lender”).
     D. Pursuant to the Transaction Documents, it is a condition precedent to the contribution described in clause (ii) of Recital B that Indemnitor indemnify the Indemnitee with respect to all of Indemnitee’s obligations under the Guaranty.
AGREEMENT
     In consideration of the foregoing Recitals (which constitute an integral part of this Agreement), the promises, terms, conditions, provisions, and covenants described below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties hereto, the parties agree as follows:
     1. Indemnity. From and after the Effective Date, Indemnitor hereby agrees to defend, indemnify, and hold harmless Indemnitee from and against any and all demands, claims, causes of action, judgments, losses, costs, damages and expenses, including, without limitation, attorneys’ fees and costs of litigation arising from or relating in any fashion to any or all of the Guaranty (individually and collectively, “Losses”), provided such Losses were suffered or incurred because of any act, omission, or condition occurring or arising on or after the Effective Date.

     2. Indemnification Procedures.
          a. In the event that Indemnitee desires defense and/or indemnification pursuant to this Agreement, Indemnitee shall give written notice to Indemnitor of the Losses for which Indemnitee seeks defense and/or indemnification (the “Claim Notice”). The Claim Notice shall identify the Guaranty to which the Losses relate and provide such other information as may reasonably be necessary for Indemnitor to determine whether it is obligated to defend and/or indemnify Indemnitee against such Losses.
          b. Within ten (10) days of service of the Claim Notice, Indemnitor shall advise Indemnitee in writing as to whether it will provide defense and/or indemnification against the Losses.
               i. If Indemnitor acknowledges the duty to defend and indemnify, it shall thereafter diligently defend the Losses that are the subject of the applicable Claim Notice to their conclusion, regardless of whether it has also acknowledged a duty to indemnify. Indemnitor shall retain counsel reasonably acceptable to the Indemnitee who shall then assume representation of Indemnitee. Indemnitor shall not be liable to Indemnitee for any attorneys’ fees or other expenses incurred by the Indemnitee in the defense of the Losses which are the subject of the Claim Notice after assumption of Indemnitee’s defense. Indemnitor and Indemnitee shall reasonably cooperate with one another in order to ensure proper and adequate defense of Indemnitee; provided, however, that the Indemnitor shall pay all costs and expenses incurred by the Indemnitee in rendering any such cooperation.
               ii. If Indemnitor acknowledges the duty to defend but not the duty to indemnify, the Indemnitee may, at Indemnitee’s option, elect either to (1) have Indemnitor provide a defense in accordance with subparagraph (i), above, or (2) retain counsel directly to defend the Losses which are the subject of the Claim Notice. If Indemnitee elects option (2), Indemnitor shall, upon demand, immediately pay all attorneys’ fees, costs, and expenses of any type incurred in such defense.
          c. In the event Indemnitor fails to acknowledge its obligation to defend and/or indemnify within ten (10) days of the Claim Notice, Indemnitee shall be entitled to commence arbitration pursuant to Paragraph 3, below.
          d. In the event Indemnitor has acknowledged both the duty to defend and indemnify under the Agreement, then neither Indemnitee nor Indemnitor shall effect any compromise or settlement of any claim, suit or proceeding which may give rise to liability of Indemnitor under this Agreement (a “Settlement”), without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Indemnitee shall not be deemed to be acting unreasonably in the event that he objects to any Settlement because it (i) does not require that all monetary relief be paid by Indemnitor; (ii) affords any non-monetary relief in favor of the claimant or the plaintiff or against Indemnitee; or (iii) fails to include the claimant’s or the plaintiff’s unconditional release of Indemnitee from any and all liability and obligation with respect to the Losses which are the subject of such claim, suit, or proceeding.

          e. In the event Indemnitor has not acknowledged both the duty to defend and indemnify under this Agreement, the Indemnitee may effect a Settlement without the prior written consent of Indemnitor.
          f. All Losses subject to indemnification hereunder shall be paid by the Indemnitor or, if previously paid by Indemnitee, reimbursed by the Indemnitor, within ten (10) days after written notice from the Indemnitee itemizing the amounts thereof paid or incurred to the date of such notice. Without limiting any other remedies available to the Indemnitee, such Losses, if not paid within the said ten (10) day period, shall bear interest from the date of such notice until the date paid or reimbursed by the Indemnitor at a floating rate of interest (the “Interest Rate”) equal to the sum of the prime rate, as published from time to time in the Western Edition of The Wall Street Journal, plus three percent (3%), per annum.
          g. If, at any time, all or any part of any payment made to or for the benefit of the Indemnitee pursuant to this Agreement must be rescinded or returned for any reason whatsoever (including, but not limited to, the bankruptcy of the Indemnitor), then the Indemnitor’s obligations hereunder shall, to the extent of the payment rescinded or returned, be reinstated and deemed to have continued in existence, as if such previous payment had never been made.
     3. Arbitration of Disputes. In the event of any dispute between Indemnitor and Indemnitee with respect to their rights and obligations under this Agreement including, but not limited to, the application or interpretation of any of its provisions, Indemnitee’s right to defense and/or indemnification under any Claim Notice or otherwise, the calculation of any Losses, any Settlement or proposed Settlement, or any alleged breach of this Agreement, the parties shall arbitrate their dispute in accordance with the following terms and conditions:
          a. The parties shall first attempt, in good faith, to resolve the dispute themselves. If the parties fail to resolve the dispute by mutual agreement within a period of 30 days after the dispute first arises, then, at the election of either Indemnitor or Indemnitee, the dispute shall be finally resolved by arbitration conducted in San Diego, California, in accordance with the Arbitration Act set forth in California Code of Civil Procedure § 1280, et seq., or any successor statute enacted to replace it.
          b. Any arbitration called for by this Agreement shall be conducted in accordance with the following procedures (which shall govern in the event of a conflict with the Arbitration Act):
               i. Any party hereto may demand arbitration pursuant to this Section 3 by giving written notice of such demand (the “Demand Notice”) to the other party, which Demand Notice shall describe, in reasonable detail, the nature of the dispute.
               ii. Within fifteen (15) days after a Demand Notice is given, the parties shall attempt in good faith to select an arbitrator who shall be a retired judge from any court located in San Diego County who serves as an arbitrator in San Diego County, either independently or through participation in a recognized dispute resolution organization such as, without limitation, JAMS, ADR Services, or Judicate West (a “Qualified Neutral”). If the parties are unable to agree upon a Qualified Neutral within said fifteen (15) day period, either party may file an application with the Presiding Department of the San Diego Superior Court to appoint a Qualified Neutral pursuant to California Code of Civil Procedure § 1281.6.
          c. The parties specifically agree that the Qualified Neutral shall be empowered to award and order any relief which could be granted by any California or Federal court including, without limitation, monetary, equitable or injunctive relief.
          d. Arbitration shall be the exclusive method available for resolution of disputes arising out of or relating to this Agreement, and the parties stipulate that any suit, action, or proceeding initiated by either party in any other forum with respect to any such dispute shall be abated at the application of the other party. The provisions of this Section 3 shall survive the termination or expiration of this Agreement.
     4. Miscellaneous.
          a. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws or choice of law rules or principles.
          b. This Agreement shall bind and inure to the benefit of each of the parties hereto and his or its estate, heirs, personal representatives, successors and assigns, as applicable.
          c. Any notice, demand, or other communication required or permitted under this Agreement shall be in writing (“Notice”) and shall be (i) telecopied, and (ii) personally served, given by prepaid Certified U.S. Mail, or given by a reputable national courier service providing next business day delivery, to the address and telecopy number of the applicable party set forth below, or to such other address as such party may specify by notice given pursuant to this subsection (c). In the case of personal service, any Notice shall be deemed to have been given upon receipt. In the case of service by Certified Mail, any Notice shall be deemed given on the date of receipt or non-delivery indicated on the return receipt. In the case of overnight delivery service, any Notice shall be deemed given when delivered as indicated by a receipt of delivery.
(i)	If to the Indemnitor: Pacific Office Properties, L.P. 233 Wilshire Blvd., Suite 830 Santa Monica, California 90401 Attention: Dallas Lucas Telecopy: (310) 395-2741

(ii)	If to the Indemnitee: James C. Reynolds 10188 Telesis Court, Suite 222 San Diego, California 92121 Telecopy: (858) 678-8504

     Any Notice sent as aforesaid shall be deemed given and effective as defined above.
          d. In any arbitration, proceeding, or action between the parties arising out of or relating in any fashion to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.
          e. The failure of any party hereto to exercise or enforce any right or remedy hereunder, or the delay of any party hereto in the exercise or enforcement of any right or remedy, shall not constitute a waiver thereof nor give rise to any defense or estoppel against such party, nor excuse the other party hereto from full performance of its obligations hereunder. No waiver of any such right or remedy shall be valid or enforceable unless made in writing and signed by the party to be bound.
          f. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and all prior or contemporaneous written or oral agreements, understandings, representations and statements with respect to the subject matter hereof are hereby superseded and rendered null, void and of no further force or effect.
          g. This Agreement can only be amended or modified by a writing duly executed by both parties. Should the parties desire that this Agreement apply to any guaranty not listed in Schedule 2 attached hereto, they must designate such additional guaranty in a writing executed by both parties hereto.
          h. Time is of the essence of this Agreement and each of the obligations set forth herein.
          i. The provisions of this Agreement shall be deemed independent and severable, and the invalidity or unenforceability of any one provision, in whole or in part, or as applied to any event or circumstance, shall not affect the validity of enforceability of any other provision hereof or the validity of enforceability of the provision in question, as applied to any other event or circumstance.
          j. Each of the parties hereto acknowledges that no other party, nor any agent nor any attorney of any other party has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof to induce said party to execute or authorize the execution of this Agreement and acknowledges that said party has not executed or authorized the execution of this Agreement in reliance upon any such promise, representation or warranty not contained herein.
          k. Each individual signing this Agreement directly and expressly warrants that he or she has been given and has received and accepted authority to so sign and execute the documents on behalf of the party for whom it is indicated they have signed, and further has been expressly given and received and accepted authority to enter into a binding agreement on behalf of such party with respect to the matters contained herein and as stated herein.
          l. This Agreement may be executed in multiple identical counterparts, each of which may contain the signature of less than all of the parties hereto and all of which together shall constitute a single instrument. For purposes of executing this Agreement, any signed document transmitted by telecopy or e-mail transmission shall be considered the equivalent of an as original signed document and shall have the same binding legal effect as an as original signed document.
     In witness of the foregoing, the parties hereto have executed this Agreement effective on the date first above written.

The Indemnitor:

PACIFIC OFFICE PROPERTIES, L.P., a Delaware limited partnership

By: PACIFIC OFFICE PROPERTIES TRUST, INC., a Maryland corporation, its general partner

By:	/s/ James M. Kasim

Name:	James M. Kasim

Title:	Chief Financial Officer

The Indemnitee:

/s/ James C. Reynolds

James C. Reynolds

SCHEDULE 2

PROJECT	GUARANTY
Davies Pacific Center	Indemnity and Guaranty Agreement dated October 25, 2006 by James C. Reynolds for the benefit of Nomura Credit and Capital, Inc. a Delaware corporation;

Hazardous Substances Indemnity Agreement, dated October 25, 2006, made by Davies Pacific, LLC as borrower and James C. Reynolds for the benefit of Nomura Credit & Capital, Inc.

Sorrento Technology Center	Indemnity and Guaranty dated August 18, 2005 by James C. Reynolds for the benefit of Nomura Credit and Capital, Inc., a Delaware corporation

Hazardous Substances Indemnity Agreement, made as of December 15, 2005 by Pacific Office Properties/Sorrento Tech, LLC, DE limited liability company as borrower, James Reynolds as Principal for the benefit of Nomura Credit & Capital, Inc.

Waterfront Plaza	Guaranty Agreement dated August 24, 2006 by James C. Reynolds for the benefit of Column Financial, Inc., a Delaware corporation.

Environmental Indemnity Agreement dated as of August 24, 2006 made by Waterfront A, LLC, Waterfront B, LLC, Waterfront C, LLC, Waterfront D, LLC and Waterfront E, LLC, TIC borrowers, James C. Reynolds in favor of Column Financial Inc.

Guaranty Agreement (Mezzanine Loan) dated as of August 24, 2006 made by James C. Reynolds for the benefit of Column Financial, Inc. Guaranty Agreement (Mezzanine Loan) dated as of August 24, 2006 by James C. Reynolds for the benefit of Column Financial, Inc., a Delaware corporation.

Environmental Indemnity Agreement (Mezzanine Loan) dated as of August 24, 2006 made by WFP Mezzanine A, LLC. WFP Mezzanine B, LLC, WFP Mezzanine C, LLC, WFP Mezzanine D, LLC, and WFP Mezzanine E, LLC, TIC borrowers, James C. Reynolds in favor of Column Financial, Inc.

PROJECT	GUARANTY
Pam Am Building	Indemnity and Guaranty Agreement dated July 2006 by James C. Reynolds for the benefit of Nomura Credit and Capital, Inc. a Delaware corporation

Hazardous Substances Indemnity Agreement, dated as of July 13, 2006, by Pan Am I, LLC, Pan Am II, LLC, Pan Am III, LLC and Pan Am IV, LLC, TIC borrowers and James C. Reynolds in favor of Nomura Credit & Capital, Inc.

First Insurance Center (Fee)	Guaranty of Recourse Obligations dated December 19, 2005 by James C. Reynolds for the benefit of Greenwich Capital Financial Products, Inc. (fee mortgage)

Pacific Business News Building	Guaranty of Recourse Obligations dated March 22, 2005 by James C. Reynolds for the benefit of Greenwich Capital Financial Products, Inc.